Exhibit 99.1

ALTRIA REPORTS 2015 FOURTH-QUARTER AND FULL-YEAR RESULTS;
DELIVERS FULL-YEAR ADJUSTED DILUTED EPS GROWTH OF 8.9%

▪	Altria’s 2015 fourth-quarter reported diluted earnings per share (EPS) increased 1.6% to $0.64, as comparisons were affected by special items.

▪	Altria’s 2015 fourth-quarter adjusted diluted EPS, which excludes the impact of special items, increased 1.5% to $0.67.

▪	Altria’s 2015 full-year reported diluted EPS increased 4.3% to $2.67, as comparisons were affected by special items.

▪	Altria’s 2015 full-year adjusted diluted EPS, which excludes the impact of special items, increased 8.9% to $2.80.

▪	Altria forecasts its 2016 full-year adjusted diluted EPS to be in a range of $3.00 to $3.05, representing a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.80 in 2015.
RICHMOND, Va. - January 28, 2016 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2015 fourth-quarter and full-year business results and provided guidance for 2016 full-year adjusted diluted EPS.
“In 2015, Altria delivered yet another year of excellent business results and outstanding shareholder returns,” said Marty Barrington, Altria’s Chairman, Chief Executive Officer and President. “We grew full-year adjusted diluted EPS by 8.9%, in line with our long-term EPS growth objective. Altria paid nearly $4.2 billion in dividends to shareholders, consistent with our goal of paying out approximately 80% of adjusted diluted EPS. And Altria’s total return to shareholders of 23.1% far outpaced the S&P 500 and the S&P Food, Beverage and Tobacco Index, marking the third consecutive year that total shareholder return has exceeded 20%.”
“Our core businesses generated impressive and consistent income growth during the year behind the strength of their premium brands. Marlboro grew retail share for the fourth consecutive year. And in smokeless products, our leading premium brand, Copenhagen, was the fastest growing brand in the category, supporting USSTC’s strategy of combined Copenhagen and Skoal retail share growth.”
“In addition, we supported the agreement between AB InBev and SABMiller to create the first truly global beer company. When completed, we expect to capture a significant premium on our very large investment in SABMiller and continue our participation in the global beer profit pool on attractive terms.”

6601 West Broad Street, Richmond VA 23230

Conference Call
As previously announced, a conference call with the investment community and news media will be webcast on January 28, 2016 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts and via the Altria Investor app.
Cash Returns to Shareholders - Dividends and Share Repurchase Program
In December 2015, Altria’s Board of Directors (Board) declared a regular quarterly dividend of $0.565 per share. The current annualized dividend rate is $2.26 per share. As of January 22, 2016, Altria’s annualized dividend yield was 3.9%. Altria paid over $1 billion in dividends in the fourth quarter and nearly $4.2 billion in 2015. Altria expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
During the fourth quarter, Altria repurchased 0.6 million shares at an average price of $57.66 for a total of $35 million. For the full year, Altria repurchased 10.7 million shares at an average price of $51.83 for a total cost of $554 million. Since 2011, Altria has repurchased over 130 million shares at an average price of $33.85 for a total cost of approximately $4.5 billion. As of December 31, 2015, Altria had approximately $965 million remaining in the current $1 billion share repurchase program, which it expects to complete by the end of 2016. The timing of share repurchases depends upon marketplace conditions and other factors. This program remains subject to the discretion of the Board.
Innovative Tobacco Products
Nu Mark LLC (Nu Mark) continued to build a portfolio of innovative tobacco products. In November 2015, based on encouraging results from lead markets, Nu Mark continued its disciplined expansion of MarkTen XL e-vapor products to additional select retail chains.
Anheuser-Busch InBev’s Proposed Business Combination with SABMiller
Altria is SABMiller plc’s (SABMiller) largest shareholder, with an approximate 27% economic and voting interest. On November 11, 2015, Anheuser-Busch InBev SA/NV (AB InBev) and SABMiller jointly announced that they had reached an agreement on the terms of AB InBev’s offer to effect a business combination with SABMiller.
As previously announced, when the transaction is completed, Altria expects to receive an approximate 10.5% equity interest in the new, combined company and approximately $2.5 billion in pre-tax cash, each subject to proration. Further, subject to proration, the announced transaction will provide Altria with two seats on the new company’s board of directors and continued use of equity accounting for the beer asset’s contribution to Altria’s earnings. Finally, Altria anticipates the transaction structure to provide tax efficiency.

Pension Accounting Estimate Change
At December 31, 2015, Altria updated the approach used to estimate the service and interest cost components of net periodic benefit costs for its pension and post-retirement plans. Altria expects this change to decrease 2016 pre-tax pension and post-retirement benefit costs by approximately $90 million.
Productivity Initiative
Altria is implementing a productivity initiative designed to maintain its operating companies’ leadership and cost competitiveness. The initiative, which will reduce spending on certain selling, general and administrative (SG&A) infrastructure and implement a leaner organizational structure, is expected to deliver approximately $300 million in annualized productivity savings by the end of 2017.
Altria estimates total pre-tax restructuring charges in connection with the initiative of approximately $140 million, or $0.05 per share, substantially all of which is expected to be recorded in the first quarter of 2016. The estimated charges, substantially all of which will result in cash expenditures, relate primarily to employee separation costs of approximately $120 million and other associated costs of approximately $20 million.
These estimated charges do not reflect the non-cash impact that may result from pension settlement and curtailment accounting.
2016 Full-Year Guidance
Altria forecasts 2016 full-year adjusted diluted EPS to be in a range of $3.00 to $3.05, which excludes the restructuring charges (approximately $0.05 per share) mentioned above. This range represents a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.80 in 2015, which excludes the special items shown in Table 1. Altria expects that its 2016 full-year effective tax rate on operations will be 35.3%. This guidance does not include any impact from the anticipated AB InBev and SABMiller business combination, as the transaction remains subject to certain approvals and the closing date has not yet been determined.
Altria expects capital expenditures for 2016 in the range of $140 million to $180 million and that depreciation and amortization will be approximately $200 million.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to Altria’s forecast.

ALTRIA GROUP, INC.
Altria reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews operating companies income (OCI), which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews OCI, operating margins and diluted EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, SABMiller special items, certain tax items, charges associated with tobacco and health litigation items, and settlements of, and determinations made in connection with, certain non-participating manufacturer (NPM) adjustment disputes (such settlements and determinations are referred to collectively as NPM Adjustment Items). Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s effective tax rate on operations may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted financial measures provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP, and should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided in this release.
Altria’s full-year adjusted diluted EPS guidance and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items, including those items noted in the preceding paragraph. Altria’s management cannot estimate on a forward-looking basis the impact of these items on its reported diluted EPS and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding GAAP measure for, or reconciliation to, its adjusted diluted EPS guidance or its forecast for its effective tax rate on operations.
Altria’s reportable segments are smokeable products, manufactured and sold by Philip Morris USA Inc. (PM USA) and John Middleton Co. (Middleton); smokeless products, substantially all of which are manufactured and sold by U.S. Smokeless Tobacco Company LLC (USSTC); and wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle).
Comparisons are to the corresponding prior-year period unless otherwise stated.
Altria’s net revenues increased 1.0% to $6.3 billion in the fourth quarter and 3.7% to $25.4 billion for full-year 2015, reflecting higher net revenues in all reportable segments. Altria’s revenues net of excise taxes increased 2.5% to $4.7 billion in the fourth quarter and 5.1% to $18.9 billion for full-year 2015.

Altria’s 2015 fourth-quarter reported diluted EPS increased 1.6% to $0.64, primarily driven by higher reported OCI in the smokeable and smokeless products segments and the 2014 loss on early extinguishment of debt, mostly offset by lower earnings from Altria’s equity investment in SABMiller and a higher reported tax rate. Altria’s fourth-quarter adjusted diluted EPS, which excludes the special items shown in Table 1, grew 1.5% to $0.67, primarily driven by higher adjusted OCI in the smokeable and smokeless products segments and lower interest and other debt expense, mostly offset by lower earnings from Altria’s equity investment in SABMiller and a higher effective tax rate on operations.
Altria’s 2015 full-year reported diluted EPS increased 4.3% to $2.67, primarily driven by higher reported OCI in the smokeable and smokeless products segments and fewer shares outstanding, partially offset by lower earnings from Altria’s equity investment in SABMiller, a higher loss on early extinguishment of debt and a higher reported tax rate. Altria’s full-year adjusted diluted EPS, which excludes the special items shown in Table 1, grew 8.9% to $2.80, primarily driven by higher adjusted OCI in the smokeable and smokeless products segments, lower interest and other debt expense and fewer shares outstanding. These factors were partially offset by lower earnings from Altria’s equity investment in SABMiller and a higher effective tax rate on operations.

Table 1 - Altria’s Adjusted Results

	Fourth Quarter			Full Year
	2015	2014	Change	2015	2014	Change
Reported diluted EPS	$0.64	$0.63	1.6%	$2.67	$2.56	4.3%
NPM Adjustment Items	0.01	—		(0.03)	(0.03)
Tobacco and health litigation items	0.01	—		0.05	0.01
SABMiller special items	0.01	0.01		0.04	0.01
Loss on early extinguishment of debt	—	0.02		0.07	0.02
Asset impairment, exit, integration and acquisition-related costs	—	—		—	0.01
Tax items	—	—		—	(0.01)
Adjusted diluted EPS	$0.67	$0.66	1.5%	$2.80	$2.57	8.9%
NPM Adjustment Items
NPM Adjustment Items affected comparisons of Altria’s fourth-quarter and full-year reported diluted EPS. During the fourth quarter of 2015, PM USA recorded a pre-tax charge of $42 million, comprised of an increase to cost of sales of $29 million and a decrease to interest income of $13 million related to changes to previously recorded NPM Adjustment Items. For the full year of 2015, PM USA recorded pre-tax earnings of $84 million, comprised of a reduction to cost of sales of $97 million, partially offset by a decrease to interest income of $13 million for NPM Adjustment Items. For full-year 2014, PM USA recorded pre-tax earnings of $90 million, comprised of a reduction to cost of sales of $43 million and an increase to interest income of $47 million for NPM Adjustment Items. The EPS impact of the NPM Adjustment Items is shown in Table 1 and Schedules 6 and 7.
Tobacco and Health Litigation Items
Comparisons of Altria’s fourth-quarter and full-year reported diluted EPS were affected by tobacco and health litigation items.  During the fourth quarter of 2015, PM USA recorded a pre-tax charge of $25 million related to the Schwarz lawsuit and $10 million of interest costs.  For the full year of 2015, the pre-tax charges for tobacco and health litigation items also included total pre-tax charges of $59 million related to judgments in seven Engle progeny lawsuits, $13 million in interest costs related to those cases, and approximately $43 million that PM USA paid to resolve approximately 415 Engle progeny lawsuits pending in federal court.  The EPS impact of these charges, including interest costs, is shown in Table 1 and Schedules 6 and 7.
SABMiller Special Items
Special items related to Altria’s equity investment in SABMiller affected comparisons of Altria’s full-year reported diluted EPS. For the full year of 2015, Altria’s share of SABMiller pre-tax special items totaled $126 million, primarily reflecting asset impairment charges at SABMiller. The EPS impact of the SABMiller special items is shown in Table 1 and Schedule 7.
Loss on Early Extinguishment of Debt
Special items related to early extinguishment of debt affected comparisons of Altria’s fourth-quarter and full-year reported diluted EPS. In March 2015, Altria completed a cash tender offer for approximately $793 million aggregate principal amount of its senior unsecured 9.700% notes due in 2018. The transaction resulted in a one-time, pre-tax charge against reported earnings of $228 million.  The EPS impact of losses on early extinguishment of debt is shown in Table 1 and Schedules 6 and 7.

SMOKEABLE PRODUCTS
The smokeable products segment delivered adjusted OCI and adjusted OCI margin growth in the fourth quarter and for full-year 2015, primarily through higher pricing. PM USA grew Marlboro and total cigarette retail share for both periods.
The smokeable products segment’s net revenues increased 0.8% in the fourth quarter of 2015 primarily driven by higher pricing, partially offset by lower shipment volume. For the full year of 2015, net revenues increased 3.9%, primarily driven by higher pricing and higher volume, partially offset by higher promotional investments. Revenues net of excise taxes increased 2.6% in the fourth quarter and 5.4% for the full-year of 2015.
The smokeable products segment’s 2015 fourth-quarter reported OCI increased 1.5%, primarily due to higher pricing mostly offset by lower volume, higher resolution expenses, higher SG&A costs,

NPM Adjustment Items and higher tobacco and health litigation items. Adjusted OCI, which is calculated excluding the special items identified in Table 2, grew 4.3%, and adjusted OCI margins expanded 0.8 percentage points to 44.7%.
For the full year of 2015, the smokeable products segment’s reported OCI increased 10.1% primarily driven by higher pricing, lower resolution expenses (principally the end of the federal tobacco quota buy-out payments), higher volume and NPM Adjustment Items. These factors were partially offset by higher costs (primarily pension and benefit and SG&A), higher tobacco and health litigation items and higher promotional investments. Adjusted OCI, which excludes the special items identified in Table 2, grew 10.9%, and adjusted OCI margins expanded 2.3 percentage points to 46.4%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2015	2014	Change	2015	2014	Change
Net revenues	$5,557	$5,511	0.8%	$22,792	$21,939	3.9%
Excise taxes	(1,547)	(1,601)		(6,423)	(6,416)
Revenues net of excise taxes	$4,010	$3,910	2.6%	$16,369	$15,523	5.4%

Reported OCI	$1,738	$1,713	1.5%	$7,569	$6,873	10.1%
NPM Adjustment Items	29	—		(97)	(43)
Asset impairment and exit costs	—	—		—	(6)
Tobacco and health litigation items	25	5		127	27
Adjusted OCI	$1,792	$1,718	4.3%	$7,599	$6,851	10.9%
Adjusted OCI margins [1]	44.7%	43.9%	0.8 pp	46.4%	44.1%	2.3 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
PM USA’s reported domestic cigarettes shipment volume decreased 2.6% in the fourth quarter of 2015, as trade inventory movements more than offset retail share gains. For the full-year, PM USA’s reported domestic cigarettes shipment volume increased 0.5% due to a moderation in the industry’s decline rate and retail share gains.
When adjusted for trade inventory movements and other factors, PM USA estimates that its domestic cigarettes shipment volume increased by approximately 0.5% in both the fourth quarter and the full year of 2015. PM USA estimates that total industry cigarette volumes were essentially unchanged in the fourth quarter and declined by approximately 0.5% for the full year.
Middleton’s reported cigars shipment volume increased 6.0% in the fourth quarter of 2015. For the full-year, reported cigars shipment volume increased 4.2%, driven primarily by Black & Mild in the tipped cigars segment. Table 3 summarizes smokeable products segment shipment volume performance.

Table 3 - Smokeable Products: Shipment Volume (sticks in millions)

	Fourth Quarter			Full Year
	2015	2014	Change	2015	2014	Change
Cigarettes:
Marlboro	26,106	26,947	(3.1)%	108,113	108,023	0.1%
Other premium	1,639	1,741	(5.9)%	6,753	7,047	(4.2)%
Discount	2,769	2,654	4.3%	11,152	10,320	8.1%
Total cigarettes	30,514	31,342	(2.6)%	126,018	125,390	0.5%

Cigars:
Black & Mild	332	315	5.4%	1,295	1,246	3.9%
Other	6	4	50.0%	30	25	20.0%
Total cigars	338	319	6.0%	1,325	1,271	4.2%

Total smokeable products	30,852	31,661	(2.6)%	127,343	126,661	0.5%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to and in Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.
In both the fourth quarter and full year of 2015, Marlboro gained 0.2 retail share points to 44.0%. PM USA grew its total retail share by 0.5 points in the fourth quarter and by 0.4 points for the full year due to gains by Marlboro and L&M in Discount.  These retail share gains were partially offset by share losses on other portfolio brands. In the machine-made large cigars category, while Black & Mild’s retail share declined by 1.3 and 1.0 retail share points in the fourth quarter and for the full year, respectively, Black & Mild gained retail share in the more profitable tipped cigars segment. Table 4 summarizes retail share performance by PM USA in cigarettes and Middleton in machine-made large cigars.

Table 4 - Smokeable Products: Retail Share (percent)

	Fourth Quarter			Full Year
	2015	2014	Percentage point change	2015	2014	Percentage point change
Cigarettes:
Marlboro	44.0%	43.8%	0.2	44.0%	43.8%	0.2
Other premium	2.8	2.9	(0.1)	2.8	2.9	(0.1)
Discount	4.6	4.2	0.4	4.5	4.2	0.3
Total cigarettes	51.4%	50.9%	0.5	51.3%	50.9%	0.4

Cigars:
Black & Mild	27.0%	28.3%	(1.3)	27.3%	28.3%	(1.0)
Other	0.4	0.4	—	0.4	0.4	—
Total cigars	27.4%	28.7%	(1.3)	27.7%	28.7%	(1.0)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. Retail share results for cigars are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. Both services track sales in the food, drug and mass merchandisers (including Wal-Mart), convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). These services are not designed to capture sales through other channels, including the Internet, direct mail and some illicitly tax-advantaged outlets. Retail share results for cigars are based on data for machine-made large cigars. Middleton defines machine-made large cigars as cigars, made by machine, that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. Because the cigars service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in these services.

SMOKELESS PRODUCTS
During the fourth quarter and full year of 2015, the smokeless products segment grew adjusted OCI and expanded adjusted OCI margins. USSTC also increased Copenhagen and Skoal’s combined retail share in both periods.
The smokeless products segment’s net revenues increased 4.7% in the fourth quarter and 3.9% for the full year of 2015, primarily driven by higher pricing, partially offset by higher promotional investments. Revenues net of excise taxes increased 5.8% in the fourth quarter and 4.5% for the full year of 2015.
The smokeless products segment’s reported and adjusted OCI increased 8.2% in the fourth quarter primarily due to higher pricing, partially offset by higher promotional investments. For the full year, reported OCI grew 4.4%, primarily due to higher pricing, partially offset by higher promotional investments and higher costs. Adjusted OCI, which is calculated excluding the special items identified in Table 5, grew 4.9% for the full year of 2015. Adjusted OCI margins for the smokeless products segment increased 1.4 percentage points to 61.4% in the fourth quarter and 0.3 percentage points to 63.7% for the full year. Table 5 summarizes revenues and OCI for the smokeless products segment.

Table 5 - Smokeless Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2015	2014	Change	2015	2014	Change
Net revenues	$486	$464	4.7%	$1,879	$1,809	3.9%
Excise taxes	(33)	(36)		(133)	(138)
Revenues net of excise taxes	$453	$428	5.8%	$1,746	$1,671	4.5%

Reported OCI	$278	$257	8.2%	$1,108	$1,061	4.4%
Asset impairment and exit costs	—	—		4	(1)
Adjusted OCI	$278	$257	8.2%	$1,112	$1,060	4.9%
Adjusted OCI margins [1]	61.4%	60.0%	1.4 pp	63.7%	63.4%	0.3 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
The smokeless products segment’s reported domestic shipment volume increased 4.0% in the fourth quarter and 2.5% for the full year of 2015, as volume growth in Copenhagen was partially offset by declines in Skoal and Other portfolio brands. Copenhagen and Skoal’s combined reported shipment volume increased 4.8% in the fourth quarter and 3.4% for full-year 2015.
After adjusting for trade inventory movements and other factors, USSTC estimates that its domestic smokeless products shipment volume grew approximately 3.0% in the fourth quarter and approximately 2.5% for the full year of 2015. USSTC estimates that the smokeless products category volume grew approximately 2.5% over the past six months.

Table 6 summarizes shipment volume performance for the smokeless products segment.

Table 6 - Smokeless Products: Shipment Volume (cans and packs in millions)

	Fourth Quarter			Full Year
	2015	2014	Change	2015	2014	Change

Copenhagen	123.2	113.9	8.2%	474.7	448.6	5.8%
Skoal	67.4	68.0	(0.9)%	267.9	269.6	(0.6)%
Copenhagen and Skoal	190.6	181.9	4.8%	742.6	718.2	3.4%
Other	17.9	18.5	(3.2)%	70.9	75.1	(5.6)%
Total smokeless products	208.5	200.4	4.0%	813.5	793.3	2.5%
Note: Other includes certain USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is not material to the smokeless products segment. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.
Copenhagen and Skoal’s combined retail share increased 0.2 share points in the fourth quarter and 0.3 share points for the full year of 2015 to 51.4% and 51.3%, respectively. In the fourth quarter, Copenhagen’s retail share grew 1.1 share points and Skoal’s retail share declined 0.9 share points. For 2015, Copenhagen’s retail share grew 0.9 share points and Skoal’s retail share declined 0.6 share points.
Total smokeless products retail share declined 0.2 share points to 55.0% in the fourth quarter and 0.1 share point to 54.9% for full-year 2015. Table 7 summarizes smokeless products retail share performance.

Table 7 - Smokeless Products: Retail Share (percent)

	Fourth Quarter			Full Year
	2015	2014	Percentage point change	2015	2014	Percentage point change

Copenhagen	32.1%	31.0%	1.1	31.6%	30.7%	0.9
Skoal	19.3	20.2	(0.9)	19.7	20.3	(0.6)
Copenhagen and Skoal	51.4	51.2	0.2	51.3	51.0	0.3
Other	3.6	4.0	(0.4)	3.6	4.0	(0.4)
Total smokeless products	55.0%	55.2%	(0.2)	54.9%	55.0%	(0.1)
Note: Retail share results for smokeless products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. The service tracks sales in the food, drug and mass merchandisers (including Wal-Mart), convenience, military, dollar store and club trade classes on the number of cans and packs sold. Smokeless products is defined by IRI as moist smokeless and spit-free tobacco products. Other includes certain USSTC and PM USA smokeless products. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing MST products on a can-for-can basis. One pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. All other products are considered to be equivalent on a can-for-can basis. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE
In the wine segment, Ste. Michelle grew net revenues in the fourth quarter of 2015 by 7.4% and by 7.6% for the full year of 2015. Ste. Michelle grew OCI 3.8% in the fourth quarter, primarily driven by increased shipments, partially offset by higher costs. For the full year, OCI increased 13.4%, primarily driven by increased shipments and improved premium mix, partially offset by higher costs. OCI margins decreased 0.8 percentage points to 24.8% in the fourth quarter and increased 1.2 percentage points for the full year to 22.8%. Table 8 summarizes revenues and OCI for the wine segment.

Table 8 - Wine: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2015	2014	Change	2015	2014	Change
Net revenues	$231	$215	7.4%	$692	$643	7.6%
Excise taxes	(9)	(8)		(24)	(23)
Revenues net of excise taxes	$222	$207	7.2%	$668	$620	7.7%

Reported and Adjusted OCI	$55	$53	3.8%	$152	$134	13.4%
OCI margins [1]	24.8%	25.6%	(0.8) pp	22.8%	21.6%	1.2 pp
1 OCI margins are calculated as OCI divided by revenues net of excise taxes.
Ste. Michelle grew wine shipment volume 5.9% in the fourth quarter and 6.2% for the full year. Table 9 summarizes Ste. Michelle’s shipment volume.

Table 9 - Wine: Shipment Volume (cases in thousands)

	Fourth Quarter			Full Year
	2015	2014	Change	2015	2014	Change

Chateau Ste. Michelle	1,144	1,027	11.4%	3,253	3,035	7.2%
Columbia Crest	359	424	(15.3)%	1,062	1,032	2.9%
14 Hands	663	536	23.7%	1,848	1,662	11.2%
Other	811	823	(1.5)%	2,703	2,622	3.1%
Total Wine	2,977	2,810	5.9%	8,866	8,351	6.2%

Altria’s Profile
Altria’s wholly-owned subsidiaries include PM USA, USSTC, Middleton, Nu Mark, Ste. Michelle and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2014 and its quarterly report on Form 10-Q for the period ended September 30, 2015.
These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration (FDA). Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
In addition, the factors related to AB InBev’s proposed transaction to effect a business combination with SABMiller include the following: the risk that one or more conditions to closing the proposed transaction may not be satisfied; the risk that a shareholder or regulatory approval required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; AB

InBev’s inability to achieve the contemplated synergies and value creation from the proposed transaction; the fact that Altria’s election to receive transaction consideration in the form of equity is subject to proration, which may result in a reduced percentage ownership of the combined company, additional tax liabilities and/or changes in our accounting treatment of the investment; the fact that the equity securities to be received by Altria as transaction consideration will be subject to restrictions on transfer lasting five years from completion of the proposed transaction; the risk that AB InBev’s share price, which affects the value of Altria’s transaction consideration, will fluctuate based on a variety of factors that are beyond Altria’s control; the fact that the strengthening of the U.S. dollar against the British pound would adversely affect Altria’s cash consideration as the British pound would translate into fewer U.S. dollars; the risk that the tax treatment of Altria’s transaction consideration is not guaranteed; and that the tax treatment of the dividends Altria receives from the new company may not be as favorable as dividends from SABMiller.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2015	2014	% Change

Net revenues	$6,318	$6,258	1.0%
Cost of sales [1]	2,007	1,986
Excise taxes on products [1]	1,589	1,645
Gross profit	2,722	2,627	3.6%
Marketing, administration and research costs	681	646
Operating companies income	2,041	1,981	3.0%
Amortization of intangibles	5	5
General corporate expenses	71	67
Changes to Mondelēz and PMI tax-related receivables/payables	—	(3)
Operating income	1,965	1,912	2.8%
Interest and other debt expense, net	208	212
Loss on early extinguishment of debt	—	44
Earnings from equity investment in SABMiller	(211)	(253)
Other income, net	(5)	—
Earnings before income taxes	1,973	1,909	3.4%
Provision for income taxes	725	673
Net earnings	1,248	1,236	1.0%
Net earnings attributable to noncontrolling interests	(1)	—
Net earnings attributable to Altria Group, Inc.	$1,247	$1,236	0.9%

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$0.64	$0.63	1.6%

Weighted-average diluted shares outstanding	1,958	1,970	(0.6)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2015	$5,557	$486	$231	$44	$6,318
2014	5,511	464	215	68	6,258
% Change	0.8%	4.7%	7.4%	(35.3)%	1.0%

Reconciliation:
For the quarter ended December 31, 2014	$5,511	$464	$215	$68	$6,258
Operations	46	22	16	(24)	60
For the quarter ended December 31, 2015	$5,557	$486	$231	$44	$6,318

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2015	$1,738	$278	$55	$(30)	$2,041
2014	1,713	257	53	(42)	1,981
% Change	1.5%	8.2%	3.8%	28.6%	3.0%

Reconciliation:
For the quarter ended December 31, 2014	$1,713	$257	$53	$(42)	$1,981
Asset impairment, exit, integration and acquisition-related costs - 2014	—	—	—	5	5
Tobacco and health litigation items - 2014	5	—	—	—	5
	5	—	—	5	10

NPM Adjustment Items - 2015	(29)	—	—	—	(29)
Integration costs - 2015	—	—	—	(3)	(3)
Tobacco and health litigation items - 2015	(25)	—	—	—	(25)
	(54)	—	—	(3)	(57)
Operations	74	21	2	10	107
For the quarter ended December 31, 2015	$1,738	$278	$55	$(30)	$2,041

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2015	2014	% Change

Net revenues	$25,434	$24,522	3.7%
Cost of sales [1]	7,740	7,785
Excise taxes on products [1]	6,580	6,577
Gross profit	11,114	10,160	9.4%
Marketing, administration and research costs	2,450	2,278
Asset impairment and exit costs	4	(1)
Operating companies income	8,660	7,883	9.9%
Amortization of intangibles	21	20
General corporate expenses	237	241
Changes to Mondelēz and PMI tax-related receivables/payables	41	2
Operating income	8,361	7,620	9.7%
Interest and other debt expense, net	817	808
Loss on early extinguishment of debt	228	44
Earnings from equity investment in SABMiller	(757)	(1,006)
Other income, net	(5)	—
Earnings before income taxes	8,078	7,774	3.9%
Provision for income taxes	2,835	2,704
Net earnings	5,243	5,070	3.4%
Net earnings attributable to noncontrolling interests	(2)	—
Net earnings attributable to Altria Group, Inc.	$5,241	$5,070	3.4%

Per share data [2]:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$2.67	$2.56	4.3%

Weighted-average diluted shares outstanding	1,961	1,978	(0.9)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

[2]  Basic and diluted earnings per share attributable to Altria Group, Inc. are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Years Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2015	$22,792	$1,879	$692	$71	$25,434
2014	21,939	1,809	643	131	24,522
% Change	3.9%	3.9%	7.6%	(45.8)%	3.7%

Reconciliation:
For the year ended December 31, 2014	$21,939	$1,809	$643	$131	$24,522
Operations	853	70	49	(60)	912
For the year ended December 31, 2015	$22,792	$1,879	$692	$71	$25,434

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2015	$7,569	$1,108	$152	$(169)	$8,660
2014	6,873	1,061	134	(185)	7,883
% Change	10.1%	4.4%	13.4%	8.6%	9.9%

Reconciliation:
For the year ended December 31, 2014	$6,873	$1,061	$134	$(185)	$7,883
NPM Adjustment Items - 2014	(43)	—	—	—	(43)
Asset impairment, exit, integration and acquisition-related costs - 2014	(6)	(1)	—	28	21
Tobacco and health litigation items - 2014	27	—	—	—	27
	(22)	(1)	—	28	5

NPM Adjustment Items - 2015	97	—	—	—	97
Asset impairment, exit and integration costs - 2015	—	(4)	—	(7)	(11)
Tobacco and health litigation items - 2015	(127)	—	—	—	(127)
	(30)	(4)	—	(7)	(41)
Operations	748	52	18	(5)	813
For the year ended December 31, 2015	$7,569	$1,108	$152	$(169)	$8,660

			Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,547	$1,601	$6,423	$6,416
Smokeless products	33	36	133	138
Wine	9	8	24	23
	$1,589	$1,645	$6,580	$6,577

The segment detail of charges for resolution expenses related to state settlement and other tobacco agreements included in cost of sales is as follows:

Smokeable products [1]	$1,136	$1,103	$4,469	$4,631
Smokeless products	2	2	8	12
	$1,138	$1,105	$4,477	$4,643

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$70	$65	$271	$253
Smokeless products	1	1	4	3
	$71	$66	$275	$256

[1] Amounts include reductions to cost of sales of $97 million and $43 million for the years ended December 31, 2015 and 2014, respectively, and an increase to cost of sales of $29 million for the quarter ended December 31, 2015 related to the NPM Adjustment Items.

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2015 Net Earnings	$1,247	$0.64
2014 Net Earnings	$1,236	$0.63
% Change	0.9%	1.6%

Reconciliation:
2014 Net Earnings	$1,236	$0.63

2014 Tobacco and health litigation items	3	—
2014 Loss on early extinguishment of debt	28	0.02
2014 SABMiller special items	24	0.01
2014 Asset impairment, exit, integration and acquisition-related costs	3	—
2014 Tax Items	5	—
Subtotal 2014 special items	63	0.03

2015 NPM Adjustment Items	(29)	(0.01)
2015 Tobacco and health litigation items	(21)	(0.01)
2015 SABMiller special items	(20)	(0.01)
2015 Integration costs	(3)	—
2015 Other income, net	3	—
2015 Tax items	(6)	—
Subtotal 2015 special items	(76)	(0.03)

Change in tax rate	(30)	(0.02)
Operations	54	0.03
2015 Net Earnings	$1,247	$0.64

2015 Net Earnings Adjusted For Special Items	$1,323	$0.67
2014 Net Earnings Adjusted For Special Items	$1,299	$0.66
% Change	1.8%	1.5%

		Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS [1]
2015 Net Earnings	$5,241	$2.67
2014 Net Earnings	$5,070	$2.56
% Change	3.4%	4.3%

Reconciliation:
2014 Net Earnings	$5,070	$2.56

2014 NPM Adjustment Items	(56)	(0.03)
2014 Asset impairment, exit, integration and acquisition-related costs	14	0.01
2014 Tobacco and health litigation items	28	0.01
2014 SABMiller special items	17	0.01
2014 Loss on early extinguishment of debt	28	0.02
2014 Tax items	(14)	(0.01)
Subtotal 2014 special items	17	0.01

2015 NPM Adjustment Items	51	0.03
2015 Tobacco and health litigation items	(94)	(0.05)
2015 SABMiller special items	(82)	(0.04)
2015 Loss on early extinguishment of debt	(143)	(0.07)
2015 Asset impairment, exit and integration costs	(9)	—
2015 Other income, net	3	—
2015 Tax items	11	—
Subtotal 2015 special items	(263)	(0.13)

Fewer shares outstanding	—	0.02
Change in tax rate	(53)	(0.03)
Operations	470	0.24
2015 Net Earnings	$5,241	$2.67

2015 Net Earnings Adjusted For Special Items	$5,504	$2.80
2014 Net Earnings Adjusted For Special Items	$5,087	$2.57
% Change	8.2%	8.9%

[1] Diluted earnings per share attributable to Altria Group, Inc. is computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$2,369	$3,321
Inventories	2,031	2,040
Deferred income taxes	1,175	1,143
Other current assets	511	374
Property, plant and equipment, net	1,982	1,983
Goodwill and other intangible assets, net	17,313	17,334
Investment in SABMiller	5,483	6,183
Finance assets, net	1,239	1,614
Other long-term assets	432	483
Total assets	$32,535	$34,475

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$4	$1,000
Accrued settlement charges	3,590	3,500
Other current liabilities	3,484	3,173
Long-term debt	12,915	13,693
Deferred income taxes	5,663	6,088
Accrued postretirement health care costs	2,245	2,461
Accrued pension costs	1,277	1,012
Other long-term liabilities	447	503
Total liabilities	29,625	31,430
Redeemable noncontrolling interest	37	35
Total stockholders’ equity	2,873	3,010
Total liabilities and stockholders’ equity	$32,535	$34,475

Total debt	$12,919	$14,693